Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
AUTONOMY CORPORATION PLC,
MILAN ACQUISITION CORP.
and
INTERWOVEN, INC.
Dated as of January 22, 2009

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 22, 2009, is by and among Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Parent”), Milan Acquisition Corp., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent (“Merger Sub”), and Interwoven, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved, adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
          WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Parent has entered into a Placing Agreement with Deutsche Bank AG, London Branch, Morgan Stanley & Co. International plc, and Citigroup Global Markets U.K. Equity Limited dated as of the date hereof (the “Placing Agreement”) and (ii) Autonomy NA Holdings Inc., a subsidiary of Parent, as Borrower, and Parent and Autonomy Systems Limited, as Original Guarantors, have entered into a Revolving Facility Agreement with Barclays Bank plc, Eastern Larger Business, as Original Lender, and Barclays Bank plc, Eastern Larger Business, as Agent, dated as of the date hereof, as may be amended from time to time (the “Loan Agreement” and, together with the Placing Agreement, the “Financing Agreements”);
          WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement (the “Voting Agreement”) pursuant to which such stockholders are, among other things, covenanting to vote in favor of the adoption of this Agreement and otherwise to support the transactions contemplated hereby;
          WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of Parent are executing and delivering one or more Irrevocable Undertakings, dated as of the date of this Agreement (the “Irrevocable Undertakings”), pursuant to which such shareholders are, among other things, covenanting to vote in favor of the approval of the Merger upon the terms and conditions of this Agreement and otherwise to support the transactions contemplated hereby and the Financing Agreements.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE I
The Merger
          1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) Merger Sub shall merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving entity in the Merger (the “Surviving Entity”), and the corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.
          1.2. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Pacific Time) on a date to be specified by the parties (the “Closing Date”), which shall be no later than the fourth Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Morgan, Lewis & Bockius LLP, One Market Street, San Francisco, California 94105, unless another date, place or time is agreed to in writing by the parties hereto.
          1.3. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company and Merger Sub shall cause the certificate of merger in the form attached as Exhibit A (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective date and time of the Merger being hereinafter referred to as the “Effective Time”).
          1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
          1.5. Certificate of Incorporation; By-laws.
          (a) The Certificate of Incorporation of the Company, as the Surviving Entity shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation of the Surviving Entity shall read as follows: “The name of this corporation is Interwoven, Inc.”. As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Entity until thereafter changed or amended as provided therein or by the DGCL or other applicable Law.
          (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the By-laws of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.4 hereof.
          1.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.
          1.7. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II
Effect of the Merger on the Capital Stock of the Constituent Entities;
Exchange of Certificates; Company Stock Options
          2.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub or the Company or the holder of any capital stock of Merger Sub or the Company or any other person:
          (a) Merger Consideration. Each share (a “Share” or, collectively, the “Shares”) of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent, and (ii) Shares owned by the Company or any direct or indirect subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $16.20 in cash from Merger Sub (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

          (b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.
          (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Entity.
          (d) Dissenting Shares.
          (i) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares” ) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with Section 262 of the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under Section 262 of the DGCL. All Shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration in cash, without any interest thereon (subject to any applicable withholding taxes), upon the surrender or transfer, in the manner provided in Section 2.1(a), of the corresponding Certificate.
          (ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
          2.2. Exchange of Certificates.
          (a) Paying Agent. On or promptly following the Closing Date, Parent shall deliver or cause to be delivered to a paying agent selected prior to the Closing Date by Parent with the Company’s prior approval, which shall not be unreasonably withheld (the “Paying Agent”), amounts sufficient in the aggregate to make all payments of the Per Share Merger Consideration pursuant to Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund will be held in trust for the benefit of the holders of record of Shares (other than Excluded Shares). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent.
          (b) Exchange Procedures. As promptly as practicable (and in any event within two Business Days) after the Effective Time, the Surviving Entity shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 2.2(f)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
          (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Paying Agent, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 365 days after the Effective Time shall be delivered to the Surviving Entity. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Entity and Parent for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.2(f)) upon due surrender of such holder’s Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary and reasonable amount and upon such customary and reasonable terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Entity with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
          (f) Withholding Rights. Parent and the Surviving Entity shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Entity, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.
          2.3. Company Equity Awards; ESPP.
          (a) Options. At the Effective Time, all Company Stock Options outstanding immediately prior to the Effective Time with an exercise price at or below $40.00 per share of Company Common Stock (a “Lower Priced Option”) shall be assumed by Parent in accordance with, and to the extent provided in, Section 6.10. At the Effective Time, all Company Stock Options outstanding immediately prior to the Effective Time with an exercise price in excess of $40.00 per share of Company Common Stock (a “Higher Priced Option”) shall not be assumed by Parent and shall accordingly be cancelled with no cash or other consideration to be paid to the holders of such cancelled Company Stock Options. At the Effective Time, all of such Higher Priced Options shall cease to be outstanding, shall be cancelled and shall cease to exist.
          (b) Contingent Option Exercises. Notwithstanding anything to the contrary in this Agreement or the Company Stock Plans, the Company shall be permitted to take such actions as it may deem necessary or appropriate to permit the exercise of all vested Company Stock Options (including Company Stock Options that will vest upon the consummation of the Merger) on a cashless basis contingent upon the Closing. With respect to each current or former employee of the Company or its Subsidiaries who exercises one or more Company Stock Options on such a cashless basis, the Company shall at the time of such exercise collect, either in the form of cash or through the withholding of a portion of the shares of Company Common Stock otherwise issuable upon such exercise, all federal, state and local income, employment and other payroll withholding taxes at the applicable rates and shall pay all such withholding taxes in cash to the appropriate taxing authorities promptly when due. The holders of Company Stock Options exercised on the foregoing basis shall be entitled to receive, promptly following the Effective Time, cash in respect of each share of Company Common Stock issued in connection with such cashless exercise, net of any shares withheld to satisfy the applicable withholding taxes, in an amount equal to the excess, if any, of (i) the Per Share Merger Consideration, over (ii) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time.
          (c) Treatment of Company RSUs. At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall be assumed by Parent in accordance with Section 6.11.
          (d) ESPP. All purchase rights under the ESPP outstanding on the earlier of (a) April 30, 2009 and (b) the day immediately prior to the Effective Time (such earlier date, the “ESPP Purchase Date”), shall automatically be exercised, in accordance with the terms of the ESPP and resolutions of the Board relating thereto to the extent required pursuant to the terms of the ESPP, on the ESPP Purchase Date, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the consideration payable pursuant to Section 2.1. No further purchase rights shall be granted or exercised under the ESPP thereafter. No consent or approval of the participants in the ESPP is required in connection with the final purchase date and termination of the ESPP in accordance with this Section 2.3(d), and the ESPP and the agreement or agreements evidencing each outstanding purchase right under the ESPP permit each of the actions contemplated by this Section 2.3(d).
          2.4. Adjustments to Prevent Dilution. In the event that after the date hereof and prior to the Effective Time, the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE III
Representations and Warranties of the Company
          The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), provided, however, that disclosure in any Section of the Company Disclosure Letter shall be deemed to have been set forth in all other applicable Sections of the Company Disclosure Letter where the applicability of such disclosure to such other Sections is reasonably apparent notwithstanding the omission of any cross-reference to such other Section in the Company Disclosure Letter; provided, further, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent:
          3.1. Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than (A) in any jurisdiction that does not recognize the concept of good standing, and (B) in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has Made Available to Parent complete and correct copies of its Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”). The Company has Made Available to Parent or its representatives correct and complete copies of the minutes of all meetings of stockholders, the Company Board and each committee of the Company Board held since December 31, 2004.
          3.2. Subsidiaries. Section 3.2 of the Company Disclosure Letter lists all of the Subsidiaries of the Company and, for each such Subsidiary, the state of formation. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company (other than shares owned of record by other persons as nominee for, or on behalf of, the Company or a Subsidiary), free and clear of all pledges, claims, liens, charges, title defects, easements, encumbrances, rights of first offer or refusal or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.
          3.3. Capital Structure.
          (a) The authorized capital stock of the Company consists of 125,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on January 15, 2009, (i) 46,397,353 Shares were issued and outstanding, (ii) no Shares were issued and held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding, or issued and held by the Company in its treasury.
          (b) As of January 15, 2009 and regarding any rights or awards which grant a right to acquire Shares from the Company, including any awards which grant a right to purchase Shares from the Company under the Company Stock Plans (“Company Stock Options”) and restricted stock units of the Company granted under the Company Stock Plans (“Company RSUs”) (collectively, “Company Equity Awards”):
     (i) The Company has reserved 223 Shares for issuance to employees, consultants and directors pursuant to the Metacode Technologies, Inc. Amended and Restated 1995 Stock Plan (the “M Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.
     (ii) The Company has reserved 30,248 Shares for issuance to employees, consultants and directors pursuant to the 1996 Stock Option Plan and the 1998 Stock Option Plan (collectively, the “1996 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.
     (iii) The Company has reserved 482,654 Shares for issuance to employees, consultants and directors pursuant to the iManage, Inc. 1997 Stock Option Plan, as amended (the “1997 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.
     (iv) The Company has reserved 219,286 Shares for issuance to employees, consultants and directors pursuant to the iManage, Inc. 2000 Non-Officer Stock Option Plan (the “iM 2000 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No

Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.
     (v) The Company has reserved 540 Shares for issuance to employees, consultants and directors pursuant to the Ajuba Solutions, Inc. 1998 Amended and Restated Stock Option Plan (the “A Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.
     (vi) The Company has reserved 4,178,229 Shares for issuance to employees, consultants and directors pursuant to the 1999 Equity Incentive Plan (the “1999 Stock Plan”), of which (A) 3,368,293 Shares are subject to outstanding unexercised Company Stock Options thereunder and 809,936 Shares are subject to issuance pursuant to unvested Company RSUs (B) no Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (C) no Shares are reserved for issuance upon the exercise of additional Company Stock Options that may be granted thereunder in accordance with the limitations and restrictions of Section 5.1(a)(ii) of this Agreement.
     (vii) The Company has reserved 1,093,974 Shares for issuance to employees, consultants and directors pursuant to the 2000 Stock Incentive Plan (the “2000 Stock Plan”), of which (A) 990,393 Shares are subject to outstanding unexercised Company Stock Options thereunder and 103,581 Shares are subject to issuance pursuant to unvested Company RSUs, (B) no Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (C) no Shares are reserved for issuance upon the exercise of additional Company Stock Options or Company RSUs that may be granted thereunder in accordance with the limitations and restrictions of Section 5.1(a)(ii) of this Agreement.
     (viii) The Company has reserved 2,635 Shares for issuance to employees, consultants and directors pursuant to the MediaBin, Inc. 2001 Stock Option Plan, as amended (the “M 2001 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.
     (ix) The Company has reserved 418,941 Shares for issuance to employees, consultants and directors pursuant to the 2003 Acquisition Plan (the “2003 Stock Plan”), of which (A) 330,985 Shares are subject to outstanding unexercised Company Stock Options thereunder, (B) no Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (C) 87,956 Shares are reserved for issuance upon the exercise of additional Company Stock Options or Company RSUs that may be granted thereunder in accordance with the limitations and restrictions of Section 5.1(a)(ii) of this Agreement.
     (x) The Company has reserved 464,801 Shares for issuance to employees, consultants and directors pursuant to the Optimost, LLC 2006 Equity Compensation Plan (the “2006 Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.
     (xi) The Company has reserved 342,736 Shares for issuance to employees, consultants and directors pursuant to the Discovery Mining, Inc. 2003 Stock Option Plan (the “DM Stock Plan”), all of which Shares are subject to outstanding unexercised Company Stock Options thereunder. No Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and no Shares are reserved for issuance upon the exercise of additional Company Stock Options.
     (xii) The Company has reserved 3,956,776 Shares for issuance to employees, consultants and directors pursuant to the 2008 Equity Incentive Plan (the “2008 Stock Plan”), of which (A) 385,100 Shares are subject to outstanding unexercised Company Stock Options and 70,000 Shares are subject to issuance pursuant to unvested Company RSUs thereunder, (B) no Shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (C) 3,501,676 Shares are reserved for issuance upon the exercise of additional Company Stock Options or Company RSUs that may be granted thereunder in accordance with the limitations and restrictions of Section 5.1(a)(ii) of this Agreement.
     (xiii) The Company has reserved 3,764,031 Shares for issuance to employees under the Company’s 1999 Employee Stock Purchase Plan (“ESPP”), of which 2,044,705 Shares have been issued pursuant to the exercise of purchase rights and 1,719,326 Shares are available for future issuance thereunder. The current “Offering Period” (as defined in the ESPP) commenced under the ESPP on November 1, 2008 and will end on the earlier of (1) the day immediately prior to the Effective Time and (2) April 30, 2009, and except for the purchase rights granted on such commencement date to participants in the current Offering Period, there are no other purchase rights or options outstanding under the ESPP. A maximum of 147,000 Shares may be purchased under the current Offering Period (as defined in the ESPP) under the ESPP on the final purchase date thereunder which is to occur on the earlier of (x) the day immediately prior to the

Effective Time and (y) April 30, 2009. The Company has taken all required actions to terminate the ESPP and to cause the Offering Period to terminate effective automatically on the earlier of (i) the day immediately prior to the Effective Time and (ii) April 30, 2009.
     (xiv) The Company has Made Available to Parent true and correct copies of all Company Stock Plans and the forms of all agreements and instruments relating to or issued thereunder and such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.
          (c) Section 3.3(c) of the Company Disclosure Letter contains a correct and complete list of Company Equity Awards as of the close of business on January 15, 2009, including Company Stock Options, and Company RSUs under the Company Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including vesting commencement date and whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Other than the Company Stock Options and Company RSUs, there are no other outstanding equity awards under the Company Stock Plans as of the close of business on January 15, 2009. Except as set forth above in this Section 3.3, as of the close of business on January 15, 2009, there are no outstanding stock appreciation rights, rights to receive Shares on a deferred basis or other rights that are linked to the value of Shares granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, Company By-laws or any Contract to which the Company is a party or otherwise bound. Each Company Equity Award (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant and is not subject to Section 409A of the Code, (iii) has a grant date identical to the date on which the Company Board or compensation committee of the Company Board actually awarded such Company Equity Award, (iv) provides, in the case of each outstanding Company RSU, for the issuance of the underlying Shares within thirty (30) days of the vesting of that RSU and is not otherwise subject to Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such Company Equity Award in the Company’s tax returns and the Company’s financial statements, respectively.

          (d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.3, as of the close of business on January 15, 2009, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (C) any warrants, calls, options or other rights of any kind to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries.
          (e) There are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person (other than any Subsidiary). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company. There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries
          (f) The Shares constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          3.4. Authority; Noncontravention.
          (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated, by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions have not been rescinded, modified or withdrawn in any manner. The Company Board has taken all action necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement, the Merger, and the other transactions contemplated by this Agreement (based on the representation of Parent in Section 4.8). Except for Section 203 of the DGCL (which has been rendered inapplicable by action of the Company Board), no “moratorium,” “control share,” “fair price,” or other antitakeover laws or regulations (together, “Takeover Laws”) are applicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.
          (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, policy, certificate of coverage, indenture, lease or other contract, agreement, obligation, commitment, legally binding arrangement or legally binding understanding (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other Necessary Consents referred to in Section 3.5, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (c) For purposes of this Agreement, “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or to the ability of the Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in the market price or trading volume of the outstanding securities of such Party; (ii) any failure by such Party to meet internal projections or forecasts or published revenue or earnings predictions; (iii) any adverse effect to the extent attributable to the announcement or pendency of the Merger (including cancellations in customer orders, reduction in sales, disruption in relationships with suppliers, distributors, partners or similar relationships or loss of employees); (iv) any adverse effect that results from changes attributable to conditions affecting the industries in which such Party participates, the United States or United Kingdom economy as a whole, or foreign economies in any locations where such Party or any of such Party’s Subsidiaries has material operations or sales (to the extent that such changes in each case do not disproportionately adversely affect such Party and its Subsidiaries taken as a whole compared to similarly situated companies in such Party’s industry); (v) any adverse effect that results from (A) any Party taking any action at the written request of the other Party, or (B) any Party taking any action required by this Agreement; or (vi) any adverse effect that results from any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event.
     3.5. Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Exchange Act, (c) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, (d) any appropriate or required filings with and approvals of Nasdaq, (e) the assumption of Lower Priced Options granted under the Interwoven 1999 Equity Incentive Plan and the iManage, Inc. 1997 Stock Option Plan pursuant to any Approved Rollover Offer (as defined in Section 6.10(f)), and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (f) above or listed in Section 3.5 of the Company Disclosure Letter are referred to herein as “Necessary Consents”.
          3.6. Company SEC Documents; No Undisclosed Liabilities.
          (a) The Company has filed on a timely basis all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since December 31, 2004 (such documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected by a later-filed Company SEC Document. The financial statements of the Company included in the Company SEC Documents complied, as of their respective dates, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).
          (b) Except (i) as set forth in the financial statements (or disclosed in the related footnotes) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 or the Company’s Quarterly Report on Form 10-Q filed prior to the date hereof for the quarter ended September 30, 2008 or (ii) as incurred in the ordinary course of business since September 30, 2008, or in connection with the Merger and related transactions, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, the Company does not have any indebtedness for borrowed money, or guarantees of indebtedness of any other person.

          (c) To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.
          (d) As of the date of this Agreement, the Company has no intention to restate the most recent audited financial statements or any of the unaudited financial statements filed thereafter included in the Company SEC Documents. As of the date of this Agreement, the Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date which was required to be reported to the Company Board. The books and records of the Company and each of its Subsidiaries have been, and are being maintained in all material respects in accordance with applicable Law and accounting requirements and the Company’s financial statements are consistent in all material respects with such books and records.
          3.7. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.
          3.8. Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement, between September 30, 2008 and the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has been (i) no state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has caused or would reasonably be expected to have, a Material Adverse Effect on the Company; (ii) no declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock; (iii) no purchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or the issuance of any options, warrants, calls, or rights to acquire such shares or securities (other than grants of Company Stock Options or Company RSUs); (iv) no split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or other securities of the

Company (other than Shares issuable upon the exercise of outstanding Company Stock Options, Company RSUs or other awards under the Company Stock Plans or outstanding purchase rights under the ESPP); (v) no granting by the Company or any of its Subsidiaries to any current or former director or officer, or any other employees of (1) an increase in compensation, bonus or other benefits (including grants of stock options, stock appreciation rights or other stock-based awards) or any such granting of any type of compensation or benefits to any current or former director or officer not previously receiving or entitled to receive such type of compensation or benefit, or (2) the right to receive any severance or termination pay, or increases therein (other than in both instances (1) and (2) increases made as required by Law or severance as required by Law); (vi) no material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law; (vii) no material election with respect to taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material tax liability or refund; (viii) no revaluation of the Company’s or any of its Subsidiaries’ material assets; or (ix) no grants of material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice.
          3.9. Litigation. As of the date of this Agreement, there is no action, suit or proceeding, claim, arbitration or litigation by or before any Governmental Authority (each, an “Action”) pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, there is no investigation by any Governmental Authority pending or threatened, (A) against the Company or any of its Subsidiaries and that is material to the Company and its Subsidiaries, or (B) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. To the Knowledge of the Company, as of the date of this Agreement no event has occurred or circumstances exist that would reasonably be expected to give rise or serve as a valid basis for any material Action. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against any current or, to the Knowledge of the Company, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation. As of the date of this Agreement, there is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. As of the date of this Agreement, there is no judgment, decree, injunction, rule or order of any Governmental Authority (each, an “Order”) to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject. There has not been since January 1, 2004, and as of the date of this Agreement there are not, any internal investigations or inquiries being conducted by the Company, its Board of Directors or, to the Knowledge of the Company, any third party or Governmental Authority at the request of any of the foregoing concerning any conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

          3.10. Contracts.
          (a) Section 3.10 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of, and the Company Made Available to Parent true and correct copies of:
     (i) all Contracts of the Company or any of its Subsidiaries that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act (if such report was filed by the Company with the SEC on the date of this Agreement);
     (ii) all Contracts of the Company, any of its Subsidiaries or any of its Affiliates that contain a covenant expressly restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would reasonably be expected to restrict the ability of Parent or any of its Subsidiaries) to compete or engage in any significant business practice with respect to the development, manufacturing, marketing or distribution of any of the Company’s current products or services in any material respect, including Contracts with “most favored customer” pricing provisions;
     (iii) all Contracts (including employment, consulting, bonus, compensation, severance, or retention Contracts) of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) other than (A) offer letters, employment agreements or consulting agreements providing solely for at will employment or services and containing no right to any pay or benefits after employment or services have been terminated or upon any change in control, (B) stock option and RSU agreements, and (C) invention assignment agreements, arbitration of dispute agreements and other standard employment-related documents on the Company’s standard forms;
     (iv) all Contracts of the Company or any of its Subsidiaries pursuant to which any third party is authorized to use, copy, market, distribute or in any other manner exploit any Intellectual Property of the Company or any of its Subsidiaries other than Contracts entered into with distributors, resellers, customers and service providers (including marketing, advertising, and other service providers) in the ordinary course of business and non-exclusive immaterial Contracts;
     (v) all Contracts of the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary is granted rights in Intellectual Property of any third Person that are embodied in or incorporated into any of the Company’s products (excluding any licenses for software that is “shrink-wrap” software or similar commercially available software and licenses for Open Source Materials (as defined in Section 3.15);

     (vi) all material joint venture, partnership or other similar Contracts to which the Company or any of its Subsidiaries is a party that result in the creation of a separate legal entity;
     (vii) all Contracts of the Company or any of its Subsidiaries involving the lease of real property with an annual payment of greater than $50,000;
     (viii) all loan agreements, credit agreements, letters of credit, notes, debentures, bonds, mortgages, indentures, promissory notes and other Contracts of the Company or any of its Subsidiaries relating to the borrowing of money or extension of credit other than standard invoice terms for payments of invoices in connection with sales of the Company’s products or services (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any Debt Obligations of any other Person;
     (ix) all Contracts providing for indemnification by the Company or its Subsidiaries of any Indemnified Parties (as defined in Section 6.5 hereof); and
     (x) all Contracts and arrangements of the Company or any of its Subsidiaries pursuant to which the Company or any Subsidiary of the Company has any material obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any other Person, or any material capital maintenance or similar agreements or arrangements requiring the Company or any Subsidiary to support the financial condition of any other Person.
          (b) Each Contract (w) that is referenced in Sections 3.10(a)(i) through (x) above, (x) that is a top 20 customer Contract of the Company or any Subsidiary of the Company based on the aggregate license revenue for each of the fiscal years ended December 31, 2008, 2007, and 2006, the aggregate consulting revenue for each of the fiscal years ended December 31, 2008, 2007, and 2006 and the aggregate maintenance revenue for the fiscal year ended December 31, 2008, (y) that is a supply Contract (excluding purchase orders given or received in the ordinary course of business, and licenses for Open Source Materials) under which the Company or any Subsidiary of the Company paid or received in excess of $100,000 for the fiscal year ended December 31, 2008, or (z) that is a license for Open Source Materials (collectively, “Material Contracts”), is in full force and effect as of the date of this Agreement (except for those Contracts that have expired in accordance with their terms) and, as of the date of this Agreement, constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), of the Company or the applicable Subsidiary, and the Company or the applicable Subsidiary has performed all of its material obligations under, and is not in violation or breach of or default under, any such Contract or agreement except for such violation or breach which would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of this Agreement, the other parties to any such Contract or agreement have performed all of their obligations under, and are not in violation or breach of or default under, any such Contract or agreement except for such violations or breaches which would not reasonably be expected to have a Material Adverse Effect on the Company.
          (c) The Company has Made Available all Contracts of the Company or any of its Subsidiaries containing “standstill” or similar provisions that purport, after the Effective Time, to restrict any Affiliate of the Company that would include Parent or any of its Subsidiaries or Affiliates.
          3.11. Compliance with Laws.
          (a) The Company and each of its Subsidiaries has been since December 31, 2004 and is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its properties or other assets or its business or operations, except where any failures to be in compliance have not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since December 31, 2004 and prior to the date of this Agreement, a notice or other written communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations that would reasonably be expected to have individually or in the aggregate a Material Adverse Effect. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary to carry on their businesses as now conducted, and there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. There is no event that has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Assuming all Closing Consents are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit. Neither the Company nor any of its Subsidiaries has taken any action covered by the Worker Adjustment and Retraining Notification Act of 1988, as amended (WARN Act), or any similar applicable state, local or foreign Law and neither the Company nor any of its Subsidiaries are currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any such Laws.

          (b) Since December 31, 2004, (i) neither the Company nor any of its Subsidiaries has received, nor otherwise has any Knowledge of, any written notice from any Governmental Authority that (x) alleges any material noncompliance (or that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable Law, or (y) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any material Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.
          (c) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. To the Knowledge of the Company, as of the date of this Agreement, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. To the Knowledge of the Company, as of the date of this Agreement, there is no fraud relating to the Company, any of its Subsidiaries, or their respective businesses that involves management or other employees who have a significant role in the Company’s internal controls. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. As of the date of this Agreement, the Company has no intention to restate any of the SEC Financial Statements. As of the date of this Agreement, the Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date which was required to be reported to the Company’s Board of Directors. The books and records of the Company and each of its Subsidiaries have been, and are being maintained in all material respects in accordance with applicable Law and accounting requirements and the SEC Financial Statements are consistent in all material respects with such books and records.
          3.12. Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries shown on the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 as filed with the SEC, or thereafter acquired by the Company or any of its Subsidiaries, have been collected or are current and collectible in the ordinary course (in the case of any such note in accordance with its terms, and in the case of any such account within 90 days after billing) at the aggregate recorded amounts thereof on the Company’s books, less the allowance for uncollectible accounts provided on the above-referenced balance sheet, as such allowances may have been adjusted on the Company’s books in the ordinary course of business to date, which adjustment, if material, is disclosed in Section 3.12 of the Company Disclosure Letter. As of the date of this

Agreement, no note or receivable of the Company or its Subsidiaries is subject to an asserted counterclaim or setoff that if successful would reasonably be expected to have a Material Adverse Effect on the Company.
          3.13. Employee Benefit Plans.
          (a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit plans, programs, agreements or policies, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Shares that have not been granted under a Company Stock Plan, incentive, stock purchase, stock appreciation rights and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs (other than offer letters, employment agreements or consulting agreements that provide solely for at will employment (or where, by applicable Law, such concept of at-will employment is not recognized) or services and containing no right to any pay or benefits after employment or services have been terminated except as required by applicable Law) maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current employees of the Company or any of its Subsidiaries (the “Employees”) and current and former directors of the Company (collectively, the “Company Plans”).
          (b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or Made Available to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination or opinion letter; and (iv) the most recent summary plan descriptions.
          (c) The Company Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

          (d) To the Knowledge of the Company, the Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such Company Plan under Section 401(a) of the Code or trusts under Section 501 of the Code.
          (e) Neither the Company nor its Subsidiaries nor any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.
          (f) All material contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).
          (g) All material reports, returns and similar documents with respect to the Company Plans required to be filed with any Governmental Authority have been timely filed.
          (h) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit.
          (i) Except as set forth in Section 3.13(i) of the Company Disclosure Letter, none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or Law. Each of the Company and any ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in material compliance with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.
          (j) Except as set forth in Section 3.13(j) of the Company Disclosure Letter (to the extent applicable, in each case broken down as to each item), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Stockholder Approval or the Merger, will (i) result in any payment becoming due to any Employee, including severance pay or any increase in severance pay upon termination of employment after the date hereof, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan, increase the amount payable, or result in any material obligation pursuant to, any Company Plan, (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any Company Plan. Except as set forth in Section 3.13(i) of the Company Disclosure Letter, since September 30, 2008, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company.
          (k) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement. There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.
          (l) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is, to the Knowledge of the Company, not an employee for such purposes.
          (m) Section 3.13 of the Company Disclosure Letter sets forth a list of all Company Plans covering employees of the Company or any of its Subsidiaries and maintained by the Company or any of its Subsidiaries outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, with their constituent documents and all applicable Laws in all material respects. There are no unfunded material liabilities under or in respect of the Foreign Plans, and all material contributions or other material payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date;
          (n) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount that would not reasonably be expected to not be deductible by reason of Section 162(m) or Section 280G of the Code.
          (o) Section 3.13(o) of the Company Disclosure Letter sets forth a list of all plans, programs, Contracts or arrangements to which the Company or any of its Subsidiaries is a party, or to which either is subject, which, to the Knowledge of the Company as of the date of this Agreement, provide for the payment of deferred compensation subject to Section 409A of the Code (collectively, the “Section 409A Plans”). The Company has operated each such Section 409A Plan in good faith compliance with the applicable requirements of Section 409A of the Code, the final and proposed Treasury Regulations issued thereunder and all other applicable Internal Revenue Service guidance provided thereunder. To the Knowledge of the Company, the Company has adopted the requisite amendments to bring each Section 409A Plan into documentary compliance with the applicable requirements of the final Treasury Regulations under Section 409A of the Code. Except as set forth on Section 3.13(o) of the Company Disclosure Letter, the Company has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any individual for any liability that results from the failure to comply with the requirements of Section 409A of the Code or comparable provision of any other applicable Law, and does not have any liability for non-reporting or underreporting of income subject to Section 409A of the Code or comparable provision of any other applicable Law.
          3.14. Taxes.
          (a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid in full.
          (b) All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. There are no material unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ tax liabilities that are not disclosed or provided for in the Company SEC Documents. No reductions have been made to the current tax reserve and valuation allowance previously reported to Parent.
          (c) The income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign taxing authority (or the applicable statute of limitations has expired) for all years through 2003. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.
          (d) Neither the Company nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to material taxes.
          (e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since January 1, 2006.
          (f) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or (ii) any material liability for the taxes of any other person (other than the Company or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.
          (g) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.
          (h) Neither the Company nor any of its Subsidiaries is currently receiving any tax benefit or credit or other favorable tax treatment that will not be extended and available to the Company and its Subsidiaries following the Merger, other than the limitation that will result under Section 382 and 383 of the Code because the Merger constitutes an “ownership change” within the meaning of Section 382(g) of the Code.
          (i) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction or must file tax returns.
          (j) The Company has Made Available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.
          (k) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Liens for taxes not yet due.
          (l) The Company and each of its Subsidiaries has withheld and paid over all material taxes required to have been withheld and paid over, and in all material respects has complied with all information reporting and withholding requirements, including maintenance of required records with respect thereto in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.
          (m) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
          (n) Neither the Company nor any of its Subsidiaries has a permanent establishment in any country outside of its country of incorporation.
          (o) All material related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder as well as any comparable provisions of state, local, or foreign Law.
          (p) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.
          (q) Neither the Company nor any of its Subsidiaries is or at any time has been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.
          (r) For purposes of this Agreement (i) “taxes” shall mean any federal, state, local, or foreign taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.
          3.15. Intellectual Property; Software.
          (a) As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, customer lists, designs, methods, processes, technology, ideas, know-how, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, firmware, development tools, , design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof and all media on which any of the foregoing is recorded (collectively, “Software”); (v) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”); and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works, all trademarks, service marks, trade names and other proprietary indicia (whether or not registered), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.
          (b) The Company Disclosure Letter contains a complete and accurate list of all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and material unregistered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; and (iii) registered copyrights and applications for copyright registration; in each case that is owned by or filed in the name of the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Company Registered Intellectual Property”). All registration, maintenance and renewal fees related to Company Registered Intellectual Property that are currently due have been paid and all required documents and certificates related to such Company Registered Intellectual Property have been filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property and perfecting Company’s or its Subsidiary’s ownership interests therein. All Company Registered Intellectual Property is valid and subsisting. The Company is not aware of any challenges (or any substantial basis therefor) with respect to the validity or enforceability of any Company Registered Intellectual Property.
          (c) The Company and/or one or more of its Subsidiaries (i) exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently sold or licensed by the Company or its Subsidiaries), or (ii) otherwise have a valid license or right to use or otherwise enjoy such Intellectual Property.
          (d) The Intellectual Property described in Section 3.14(c) (collectively, the “Company Intellectual Property”) constitutes all the Intellectual Property used in or necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted.
          (e) None of the products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, has infringed or infringes upon, has misappropriated or misappropriates or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, has misappropriated or misappropriates or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party.
          (f) Neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon, misappropriates or otherwise unlawfully use any Intellectual Property Rights of a third party, nor, to the Knowledge of the Company, is there any reasonable basis therefor. No Action has been instituted, or, to the Knowledge of the Company, threatened, relating to any Intellectual Property formerly or currently used by the Company or any of its Subsidiaries and, to the Knowledge of the Company, none of the Company Intellectual Property is subject to any outstanding Order. Neither Company nor any of its Subsidiaries has received any opinion of counsel that any third party patents apply to or are infringed upon by any products or services of the Company or any of its Subsidiaries.
          (g) To the Knowledge of the Company, no Person has infringed or is infringing any Intellectual Property Rights of the Company or any of its Subsidiaries or

has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property, including any employee or former employee of Company, or has breached any license or agreement involving any Company Intellectual Property. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise enforce rights with respect to any Intellectual Property Rights of the Company.
          (h) The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of any Proprietary Information that is (i) (A) owned by the Company or any of its Subsidiaries, (B) is considered by the Company to be confidential or trade secret information, and (C) is not covered by an issued patent, or (ii) disclosed to the Company or its Subsidiaries from a third party under a contractual obligation of non-disclosure. To the Knowledge of the Company, no such Proprietary Information has lost its protection as a trade secret as a result of any public disclosure by the Company or any of its Subsidiaries.
          (i) The Company has a policy of obtaining from each employee, consultant and contractor of the Company and its Subsidiaries who is or was involved in the creation or development of any Intellectual Property of the Company or its Subsidiaries a valid written irrevocable assignment of all Intellectual Property conceived or developed by such employee, consultant or contractor in connection with their services for the Company and its Subsidiaries (“Work Product Agreements”). To the Knowledge of the Company, there are no material breaches of such policy or of such Work Product Agreements. The Company does not believe it is or will be necessary to use any inventions of any of its employees, consultants or contractors made prior to their employment by, or performance of services for, the Company and its Subsidiaries.
          (j) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company’s software products from becoming infected by viruses and other harmful code. To the Knowledge of the Company, the Company’s software products do not contain any computer code that is designed and has the ability to disrupt, disable, harm, distort or otherwise impede the legitimate operations of such software products by or for the Company or its authorized users, other than standard license key software for time-limited licenses.
          (k) The Company and its Subsidiaries possess source code for all Software owned by the Company or its Subsidiaries and own or have valid licenses for all Software incorporated in any products of the Company or its Subsidiaries. Except for software development tools, development kits, bug fixes, error corrections and similar code licensed or otherwise provided in the ordinary course of business, the source code of any of the Company’s Software have not been licensed or otherwise provided by the Company or its Subsidiaries to another Person (other than escrow arrangements in the ordinary course of business) and have been safeguarded and protected as confidential and proprietary Company information.

          (l) “Open Source Materials” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU General Public License (GPL) or Lesser/Library (LGPL), (ii) Mozilla Public License (MPL), (iii) BSD licenses, (iv) the Artistic License (e.g. PERL), (v) the Netscape Public License, (vi) the Sun Community Source License (SCSL), (vii) the Sun Industry Standards License (SISL), and (viii) the Apache License. Neither the Company nor any of its Subsidiaries have incorporated Open Source Materials into, or combined Open Source Materials with, the Software distributed or marketed by the Company or its Subsidiaries, which Open Source Materials require, as a condition of use, modification or distribution of such Open Source Materials that proprietary Company software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge.
          (m) Except as specifically identified and described in the Company Disclosure Letter, with respect to all products distributed by the Company or its Subsidiaries as of or prior to the date of this Agreement, no Open Source Materials: (i) form part of any product of the Company or its Subsidiaries; or (ii) were or are distributed, in whole or in part, in conjunction with any products of the Company or its Subsidiaries.
          (n) The Company and its Subsidiaries are not parties to any agreements with any industry standard-setting organizations that require, as a condition of participation, that the Company or such Subsidiary license, or make available, any Intellectual Property to any third party.
          3.16. Properties and Assets.
          (a) The Company does not own any real property.
          (b) Section 3.16(b) of the Company Disclosure Letter sets forth a list by address, tenant, landlord and date of lease of all leases, subleases, licenses and similar agreements and all amendments thereto (each such lease, sublease, license or similar agreement and all amendments thereto, being a “Lease”) of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other interest in real property held by or for the Company or its Subsidiaries (the “Leased Real Property). Section 3.16(b) of the Company Disclosure Letter sets forth all sublicenses, licenses and other grants by the Company or any of its Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $50,000 annually. The Company has a good and valid leasehold interest in and to the Leased Real Property, subject to no Liens, except Permitted Liens. Each Lease is in full force and effect. There exists no default by or condition caused by the Company, or to the Knowledge of the Company as of the date of this Agreement, any other parties, which with the giving of notice, the passage of time or both could become a default under any Lease. True and complete copies of all Leases involving payments of more than $50,000 per year have been Made Available to Parent. No consent of any party is necessary for the lessee to legally occupy each Leased Real Property from and after the Closing.
          (c) The Leased Real Property constitutes all of the real property leased or occupied by the Company or any of its Subsidiaries. Except as disclosed in Section 3.16(c) of the Company Disclosure Letter, there are no parties in possession or parties having any right to occupy any of the Real Property other than the Company.
          (d) The Company and each of its Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the Company and its Subsidiaries to conduct their business as currently conducted, except for Permitted Liens.
          3.17. Environmental Matters. Except as disclosed in Section 3.17 of the Company Disclosure Letter, (a) as of the date of this Agreement, no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company, threatened by any person against, the Company, any of its Subsidiaries or any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law with respect to any matters relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries have at all times been and are currently in compliance in all material respects with all Environmental Laws, including possessing all material permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws; (c) the Company and its Subsidiaries do not have any material Environmental Liabilities and, to the Knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon or (ii) any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in material Environmental Liabilities; (d) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Authority or any indemnity or other agreement with any third party relating to liability or obligations arising under any Environmental Law; and (e) with respect to any real property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries, to the Knowledge of the Company, there have been no Releases of Hazardous Materials that have resulted in or are reasonably likely to result in a claim against the Company or its Subsidiaries.

          As used in this Agreement, the term “Environmental Laws” means Federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements and common law standards of conduct relating to the protection of human health as it relates to Hazardous Materials exposure or the protection of the environment, including the transportation, use, storage and disposal of Hazardous Materials.
          As used in this Agreement, the term “Environmental Liabilities” with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity that is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, that (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.
          As used in this Agreement, the term “Hazardous Materials” means all substances or materials regulated under, or otherwise defined as hazardous, toxic, explosive, dangerous, flammable or radioactive pursuant to, any Environmental Law including (i) petroleum compounds, asbestos containing material, mold, medical waste and polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.
          As used in this Agreement, the term “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
          3.18. Transactions with Related Parties. Since December 31, 2007, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
          3.19. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Credit Suisse Securities (USA) LLC and Barclays Capital Inc., the fees and expenses of which will be paid by the Company in accordance with the Company’s agreements with such firms (a complete copy of which has heretofore been Made Available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

          3.20. Opinion of Financial Advisor. The Company has received the opinions of Credit Suisse Securities (USA) LLC and Barclays Capital Inc., each dated January 21, 2009 to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Shares, a complete copy of which opinions will be made available to Parent as soon as practicable after the date of this Agreement.
          3.21. Insurance.
          (a) As of the date of this Agreement, all material insurance policies, binders of insurance and fidelity bonds that cover the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) are in full force and effect and are enforceable in accordance with their terms, and the consummation of the Merger will not, pursuant to the terms of such material Policy, give any party thereto a right to terminate such Policy. There are no pending material claims under any of such Policies as to which to the Knowledge of the Company as of the date of this Agreement, coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
          (b) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any of its Subsidiaries has received prior to the date of this Agreement a notice of cancellation of any current Policy (other than at its scheduled expiration date) or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such current Policy. To the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any material Policy or entitle any insurer to terminate or cancel any material Policy. To the Knowledge of the Company, as of the date of this Agreement there is no threatened termination of, or material premium increase with respect to, any material Policy and none of such Policies provides for retroactive material premium adjustments.
          3.22. No Restrictions on Business. As of the date of this Agreement, there is no Order that has been entered against or is binding by its terms upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any significant business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.
          3.23. Schedule of Fees. Section 3.23 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date of this Agreement, of the estimated fees and expenses incurred and to be incurred by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other agreements and documents (including the Proxy Statement) contemplated hereby, and the performance of its obligations hereby and thereby (including the fees and expenses of Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and of the

Company’s legal counsel and accountants) (assuming for the purposes of making such estimates that Parent and the Company receive early termination of the waiting period applicable to the Merger under the HSR Act).
          3.24. Suppliers and Customers. Between September 30, 2008 and the date of this Agreement, other than with regard to expiration of Contracts according to their terms or completion of performance of work, services, or other obligations according to the terms of any Contract, no material supplier or customer has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries. Between September 30, 2008 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that any such supplier or customer intends to cancel or terminate its relationship with the Company or any of its Subsidiaries, and no such supplier or customer will be entitled to any material refund as a result of the consummation of the transactions contemplated by this Agreement.
          3.25. Immigration Matters. The Company and its Subsidiaries have complied in all material respects with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended (the “Immigration Act”).
          3.26. Solvency. Neither the Company nor any of its Subsidiaries is unable to pay its debts as they become due, has suspended making payments on any of its debts by reason of actual or anticipated financial difficulties or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness. The value of the assets of the Company and its Subsidiaries, taken as a whole, is not less than the liabilities of the Company and its Subsidiaries, taken as a whole (taking into account contingent and prospective liabilities).
ARTICLE IV
Representations and Warranties of Parent and Merger Sub
          Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates) delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), provided, however, that disclosure in any Section of the Parent Disclosure Letter shall be deemed to have been set forth in all other applicable sections of the Parent Disclosure Letter where the applicability of such disclosure to such other Sections is reasonably apparent notwithstanding the omission of any cross-reference to such other Section in the Parent Disclosure Letter; provided, further, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent:

          4.1. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is an entity respectively duly incorporated and validly existing and duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and in each case has all requisite power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, material direct or indirect costs or liabilities to Parent. Parent has provided the Company with complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, in each case as amended to the date of this Agreement.
          4.2. Capital Structure of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value 0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Parent free of any Lien. Merger Sub has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger, the Financing Agreements and the other transactions contemplated by such agreements.
          4.3. Authority; Noncontravention.
          (a) Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and the Financing Agreements. The Board of Directors of Parent, at a meeting duly called and held, duly resolved (A) to approve this Agreement, the Merger, the Financing Agreements and the other transactions contemplated hereby and thereby (“Parent Board Approval” ), (B) that it is in the best interests of Parent and its shareholders that Parent and Merger Sub enter into this Agreement, and that Parent enter into the Financing Agreements, and that Parent and Merger Sub consummate the Merger on the terms and subject to the conditions set forth herein and therein, (C) to convene an extraordinary general meeting of Parent (the “Parent General Meeting” ) to approve the consummation of the Merger upon the terms of this Agreement, to be held as promptly as practicable after the date of this Agreement (the “Parent Board Recommendation” ). The affirmative vote of a simple majority of the votes of those shareholders present in person or by proxy at the Parent General Meeting or, if a poll is called, the affirmative vote of the holders of a majority of the votes cast at the Parent General Meeting (whether in person or by proxy) for approval of the consummation of the Merger upon the terms of this Agreement and the transactions contemplated by this Agreement (insofar as shareholder approval is required) (the “Parent Shareholder Approval” ) are the only votes of the holders of any class or series of share capital of Parent necessary to enable Parent to consummate the transactions contemplated by this Agreement and the Financing

Agreements. No vote, other than the Parent Shareholder Approval, is required by Law, the memorandum and articles of association of Parent or otherwise in order for Parent to approve this Agreement or the Financing Agreements or to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of Merger Sub (except for the approval by the sole stockholder of Merger Sub, which approval Parent shall cause to be obtained immediately following the execution and delivery of this Agreement) and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and the Financing Agreements have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, each constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).
          (b) The execution and delivery of this Agreement and the Financing Agreements do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Financing Agreements and compliance with the provisions of this Agreement and the Financing Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the Memorandum and Articles of Association of Parent or certificate of incorporation or by-laws of Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or to which any of their respective properties or other assets is subject or (iii) subject to the Necessary Consents referred to in Section 4.4 hereof, any Law applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Financing Agreements and (B) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the Financing Agreements.
          4.4. Governmental Approvals. No consent, approval, order or authorization of, action, or registration, declaration or filing with, any Governmental Authority is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the Financing Agreements by Parent, or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement (and, with respect to Parent, the Financing

Agreements), except for Necessary Consents (provided, that, for purposes of this Section 4.4, clause (e) of the definition of “Necessary Consents” shall be deleted and restated in its entirety to include such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Financing Agreements or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and by the Financing Agreements).
          4.5. Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, overtly threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, nor is there any Order of any Governmental Authority or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.
          4.6. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          4.7. Interested Stockholder. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” has been an “interested stockholder” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.
          4.8. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any other business activities other than in connection with the transactions contemplated by this Agreement and the Financing Agreements.
          4.9. Brokers. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Deutsche Bank AG, London Branch, Morgan Stanley & Co. International plc, and Citigroup Global Markets U.K. Equity Limited whose brokerage, investment banking, finders and financial advisory fees shall be paid by Parent).

          4.10. Financing Agreements. Parent has provided to the Company true and correct copies of the Financing Agreements as of the date of this Agreement. As of the date of this Agreement, there is no breach or default on the part of any party to either of the Financing Agreements, and as of the date of this Agreement Parent has no Knowledge that the financing contemplated by either of the Financing Agreements will not be obtained prior to the Effective Time. To the Knowledge of Parent, as of the date of this Agreement no fact, event or circumstance has occurred or otherwise exists that would reasonably be expected to entitle any of the parties to the Financing Agreements to terminate the applicable Financing Agreement or preclude or materially impede the performance by Parent of any of its covenants or agreements in the Financing Agreements or the satisfaction by Parent of any the conditions set forth in the Financing Agreements.
ARTICLE V
Covenants Relating to Conduct of Business
          5.1. Conduct of Business.
          (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in Section 5.1(a) of the Company Disclosure Letter, as otherwise expressly contemplated by this Agreement, or as may be required to comply with applicable Law or any Contract of the Company or any of its Subsidiaries that has been disclosed in the Company Disclosure Letter) the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed):
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, RSUs, stock appreciation rights or stock based performance units (other than (A) the issuance of Shares upon the exercise of Company Stock Options, pursuant to the ESPP, or pursuant to Company RSUs, that are outstanding on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), and (B) the grant of Company Stock Options or Company RSUs to employees hired any time after the date hereof to acquire Shares in accordance with the Company’s ordinary course of business consistent with past practice, provided, that, in any event, (x) the Company shall not grant Company Stock Options or Company RSUs to acquire more than 300,000 Shares in the aggregate, and (y) such Company Stock Options are granted with an exercise price per share not less than the fair market value per share of Company Common Stock on the grant date, become exercisable and vest on a schedule of monthly over 48 months and do not provide for any accelerated vesting in connection with the transactions contemplated by this Agreement.
     (iii) amend the Company Certificate or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries or adopt a stockholders’ rights plan (i.e., “poison pill”);
     (iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of $250,000 individually or $500,000 in the aggregate;
     (v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of $100,000 individually or $250,000 in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company’s business and/or (C) in the ordinary course of business);
     (vi) make capital expenditures in any fiscal quarter in an aggregate amount for such quarter that exceeds by $50,000 the amount budgeted for in the Company’s capital expenditure plan for such quarter, which expenditure plan has been provided to Parent prior to the date of this Agreement.
     (vii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances or capital contributions to, or investments in, any other person (1) in excess of $50,000 in the aggregate, or (2) in any amount not in the ordinary course of business consistent with past practice, excluding in each case indebtedness to, loans from, or investments in, the Company or any direct or indirect wholly owned Subsidiary of the Company and advances of expenses to employees;
     (viii) (A) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), (1) other than in the ordinary course of business consistent with past practice or as required by the terms of a Contract or Law, or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries of material value;
     (ix) enter into, modify, amend or terminate (A) any Contract that if so entered into, modified, amended or terminated would reasonably be expected to (1) have a Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (B) any other material Contract (excluding Contracts or amendments entered into or made in the ordinary course of business consistent with past practice), (C) any Contract by which the Company or any of its Subsidiaries grants any license to Company Intellectual Property (other than Contracts or amendments entered into or made in the ordinary course of business consistent with past practice) or (D) any Contract that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;
     (x) enter into any Contract that if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(a) hereof (other than Contracts required to be disclosed pursuant to Section 3.10(b)(a)) to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;
     (xi) except as required to comply with applicable Law or any Contract disclosed in Section 3.13 of the Company Disclosure Letter, (A) increase in any manner the compensation, bonus or pension, welfare, severance or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (excluding bonuses not in excess of $5,000 to any one non-officer employee and in any event not exceeding $100,000 in the aggregate), (B) grant or pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any Company Plan (including the grant of Company Stock Options, stock appreciation rights, stock based or stock related awards, performance units, Company RSUs, or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder, but excluding any awards permitted by Section 5.1(a)(ii)), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F)  adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that the Company may implement its regular increases to compensation, bonus and benefit plans, payment and arrangements with current employees and employees hired in accordance with this Section 5.1, in the ordinary course of business on substantially the same schedule as previously implemented by the Company;
     (xii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;
     (xiii) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
     (xiv) change its fiscal year, revalue any of its material assets, or make any changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

     (xv) change any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or
     (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Prior to making any written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.
          (c) Advice of Changes; Filings. Each of the Company and Parent shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality or Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.
          5.2. No Solicitation by the Company.
          (a) The Company agrees that neither it nor any of its Subsidiaries shall, nor shall it authorize or permit any of its or their respective directors, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of the Company or any Subsidiary (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, cause, or knowingly encourage or facilitate, any inquiries or the making of any proposal or offer that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any negotiations or substantive discussions regarding any Company Takeover Proposal, or furnish to any person any non-public information in connection with or in furtherance of, or otherwise cooperate with or knowingly assist any person in connection with, any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.2(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Company Board determines in good faith (after consultation with its financial advisor and its outside counsel) constitutes or could reasonably be expected to lead to a Company Superior Proposal, the Company may, if the Company Board determines in good faith (after consultation with its outside counsel) that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.2(c) and after giving Parent one Business Day written notice of such determination, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or Made Available to Parent) is provided or Made Available to Parent, as the case may be, prior to or substantially concurrent with the time it is provided or Made Available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal, and otherwise cooperate with and assist the person making such Company Takeover Proposal with respect to such Company Takeover Proposal.
          For purposes of this Agreement, “Company Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional, with respect to a proposed or potential Acquisition Transaction from a person other than Parent or its Affiliates or their respective Representatives (in their capacities as such). An “Acquisition Transaction” means (a) a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or its Subsidiaries, (b) for the issuance of, in a single transaction or series of related transactions, 15% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, in a single transaction or series of related transactions, 15% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 15% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.
          For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company on terms that the Company Board determines in good faith (following consultation with its financial advisor and its outside counsel and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) to (i) be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) be reasonably likely to be completed, taking into account any financing and approval requirements and all other financing, legal, regulatory and other aspects of such proposal.
          (b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or resolve to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger (it being understood that taking a neutral position or no position with respect to a Company Takeover Proposal (other than in connection with a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be considered an adverse modification), or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Transaction (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or resolve to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Acquisition Transaction (other than a confidentiality agreement pursuant to Section 5.2(a)); provided, that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed a Company Adverse Recommendation Change for any purpose under this Agreement) of the fact that a Company Takeover Proposal has been made. Notwithstanding the foregoing, the Company Board may make a Company Adverse Recommendation Change if the Company Board determines in good faith (following consultation with its financial advisor and its outside counsel) that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Company Takeover Proposal until after 72 hours following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board has determined that such Company Takeover Proposal is a Company Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.2(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Adverse Recommendation Notice and a new 72-hour period). During such 72 hour period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement. In making the determination that a Company Takeover Proposal constitutes a Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise).
          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly, and in no event later than 24 hours after any officer of the Company becomes aware of the receipt thereof by the Company, advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall (i) promptly keep Parent informed in all material respects of any material change in the status of, or any material modification or material amendment of any such request, Company Takeover Proposal or inquiry and (ii) provide Parent as soon as practicable copies of any written offer, all correspondence and any other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any such request, Company Takeover Proposal or inquiry.
          (d) Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with its outside counsel), failure to so disclose would be reasonably likely to result in a breach of its fiduciary duties or other obligations to the stockholders of the Company under applicable Law.
          (e) Without limiting any other rights of Parent under this Agreement, neither any Company Adverse Recommendation Change nor any termination of this Agreement shall have any effect on any of the approvals or other actions referred to herein for the purpose of causing the Takeover Laws to be inapplicable to this Agreement and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.
ARTICLE VI
Additional Agreements
          6.1. Preparation of the Proxy Statement; Stockholder Meetings.
          (a) As soon as practicable, using its commercially reasonable efforts to do so within seven days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable. No filing of, or amendment or supplement to, the Proxy Statement will made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.
          (b) The Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for and promptly take any and all actions in connection therewith, and duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval and the approval of any adjournment of the Company Stockholders Meeting. Subject to Section 5.2(b), the Company Board shall recommend to the Company’s stockholders adoption of this Agreement and the Merger.
          (c) The Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time authorizing the disposition by the Company Insiders of their Shares for cash and the disposition of their outstanding Options, in each case pursuant to the transactions contemplated hereby, for purposes of qualifying those dispositions for the exemption provided pursuant to Rule 16b-3(e) under the Exchange Act. For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.
          6.2. Parent General Meeting; Other Actions.
          (a) Subject to any applicable Laws and regulations, Parent shall promptly prepare and use its commercially reasonable efforts to post to its shareholders, as soon as practicable following the date of this Agreement, the UK Class 1 Circular. The

Company agrees to provide Parent with such cooperation in connection with the preparation of the UK Class 1 Circular as may be reasonably requested in writing by Parent. Without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to accomplish the foregoing within seven days following the date of this Agreement, and Parent agrees that it will:
               (i) respond promptly to any comments from the Financial Services Authority (the “FSA”) on the draft UK Class 1 Circular, provide copies of such comments promptly to the Company and its advisors, and consult with the Company in a reasonably timely manner as to the form and content of the UK Class 1 Circular;
               (ii) use its commercially reasonable efforts to ensure that in each case the relevant draft(s) or redraft(s) of the UK Class 1 Circular shall be provided as soon as practicable to the Company so that the Company and its advisors can review and comment upon the relevant draft(s) and redraft(s) to the extent related to the Company or the Merger;
               (iii) consider the reasonable comments of Company and its advisors related to the Company or the Merger on the draft(s) and redraft(s) referred to in Section 6.2(a)(ii); and
               (iv) convene the Parent Shareholder Meeting and conduct the vote to approve the Merger and the transactions contemplated by this Agreement (insofar as shareholder approval is required) as soon as reasonably practicable following the posting of the UK Class 1 Circular.
          (b) Subject to Section 6.2(c), Parent agrees that the UK Class 1 Circular shall incorporate a unanimous recommendation from Parent’s Directors to Parent’s shareholders to vote in favor of the shareholder resolutions necessary to effect the Merger and the transactions contemplated by this Agreement (insofar as shareholder approval is required).
          (c) Nothing in this Agreement shall prevent the Parent Directors from withdrawing or modifying or proposing to withdraw or modify their recommendation in favor the Parent Shareholder Approval (a “Change of Parent Recommendation”) if, in the exercise of their fiduciary obligations as Parent Directors (as determined in good faith by the Parent Directors after consultation with its financial advisors and outside legal counsel) the failure to take such actions would be reasonably likely to result in a breach of the Parent Directors’ fiduciary obligations to Parent.
          (d) If Parent is required to issue any supplement to shareholders relating to information contained in the UK Class 1 Circular (the “Supplement ”), Parent shall notify the Company as soon as reasonably practicable of such requirement and shall:

                    (i) respond promptly to any comments from the FSA on the Supplement, provide copies of such comments promptly to the Company and its advisors, and consult with the Company as to the form and content of all the documentation relating to the Supplement relating to the Merger;
                    (ii) use its commercially reasonable efforts to ensure that in each case the relevant draft(s) or redraft(s) of the Supplement shall be provided as soon as practicable to the Company so that the Company and its advisors can review and comment upon the relevant draft(s) and redraft(s) to the extent related to the Company or the Merger;
                    (iii) consider the reasonable comments of Company and its advisors related to the Company or the Merger on the draft(s) and redraft(s) referred to in Section 6.2(d)(ii); and
                    (iv) if required, convene a shareholder meeting of Parent to approve any material change to the terms of this Agreement.
          Parent agrees that none of the information included or incorporated by reference in the UK Class 1 Circular or any Supplement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the UK Class 1 Circular or any Supplement is filed with the United Kingdom’s Financial Services Authority or mailed to Parent’s shareholders or at the time of the Parent General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent with respect to statements made in the UK Class 1 Circular or any Supplement based on information supplied by the Company in writing expressly for inclusion in the UK Class 1 Circular or any Supplement. The UK Class 1 Circular and any Supplement will comply as to form with the requirements of the Listing Rules of the United Kingdom Listing Authority made pursuant to the Financial Services and Markets Act.
          6.3. Access to Information; Confidentiality.
          (a) The Company shall afford to Parent, and its Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, tax returns, contracts, commitments, personnel, records, statutory filings and databases and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning the Company and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to permit any access, or to deliver or make available to Parent any information, to the extent that in the reasonable judgment of the Company, such action would (a) result in the disclosure of any trade secrets of third parties, (b) violate any contractual obligation of the Company with respect to confidentiality, (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine, or (d) violate any Law. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of September 16, 2008, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.
          (b) During the period prior to the Effective Time or the termination of this Agreement, the Company shall provide, and shall cause its Subsidiaries and their respective officers, employees, representatives and advisors, including legal and accounting, to provide, to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with Parent’s financing of the consideration payable pursuant to Section 2.1(a), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, and (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with Parent’s financing of the consideration payable pursuant to Section 2.1(a); provided, however, that nothing herein shall require such cooperation to the extent it would involve or result in the Company or any of its directors, officers or representatives incurring any liability, or would interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.
          6.4. Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.4, each of the Company and the Company Board and Parent and the Parent Board shall (A) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing shall be deemed to require Parent to (1) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (2) not compete in any geographic area or line of business, (3) restrict the manner in which, or whether, Parent, the Company, the Surviving Entity or any of their respective Affiliates may carry on business in any part of the world or restrict the exercise of the full rights of ownership, (4) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses or any other restriction, limitation or qualification or (5) make any payments that, in the case of any of clauses (1) through (5), would, or would reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries or on Parent and its Subsidiaries (each, a “Negative Regulatory Action”).
          (b) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and in connection with any investigation, approval process or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”)or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger. Without limiting the generality of the foregoing, (i) Parent and the Company each agree to file a premerger notification under the HSR Act within seven days after the date of this Agreement, and (ii) each of Parent and the Company shall use its commercially reasonable efforts to obtain promptly any clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby, and shall use commercially reasonable efforts to comply promptly with any inquiries or requests for additional information from the FTC and the DOJ. No Party hereto shall independently participate in any meeting or discussion with any Governmental Authority in respect of any filings, applications, investigations, or other inquiry without giving the other Parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which shall be limited to outside antitrust counsel only). Each party will consult with the other party in connection with the preparation of all written presentations, memoranda, briefs, arguments, opinions, proposals, or other written submissions to any Governmental Authority that are prepared in connection with obtaining the clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby.
          6.5. Indemnification, Exculpation and Insurance.
          (a) All rights to indemnification and exculpation from liabilities for acts, omissions or other matters occurring or existing at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate, the Company By-laws or any agreement between the Company and any Indemnified Parties (in each case, as in effect on the date hereof) shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall indemnify and hold harmless, and provide advancement of expenses to the Indemnified Parties to the same extent such persons have the right to be indemnified and held harmless, or have the right to advancement of expenses, by the Company pursuant to the Company Certificate, the Company By-laws or any agreement between the Company and any Indemnified Parties, in each case to the extent permitted by applicable Law.
          (b) For six years after the Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to) maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts, omissions or other matters occurring or existing at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore Made Available to Parent) on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 6.4(b), Parent shall not be obligated to pay aggregate premiums in excess of 250% of the amount paid by the Company in its last full fiscal year (the “Maximum Premium”), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for the Maximum Premium. In lieu of the foregoing, Parent or the Company shall be entitled to purchase an extended reporting period endorsement with respect to the Company’s current directors’ and officers’ liability insurance (a “Reporting Tail Endorsement”) providing the same coverage and amounts and containing substantially the same terms and conditions as the current policies of directors’ and officers’ liability insurance maintained by the Company, covering the period of six years after the Effective Time, and maintain such endorsement in full force and effect for its full term. If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Entity shall obtain, and Parent shall cause the Surviving Entity to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.
          (c) The covenants contained in this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties and their respective heirs and legal representatives in connection with their enforcement of their rights provided in this Section 6.5.
          6.6. Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing of the Proxy Statement with the SEC and any amendments or supplements thereto and the premerger notification and report forms under the HSR Act.
          6.7. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or regulations of, any national securities exchange or national securities quotation system (including the FSA/UKLA’s Listing Rules and Disclosure and Transparency Rules), provided, however, that the Company need not consult with Parent in connection with any press release or public statement to be issued or made solely with respect to any Company Adverse Recommendation Change, any Acquisition Transaction or any Company Takeover Proposal. The parties agree that the initial press releases to be issued with respect to the transactions contemplated by this Agreement shall be in the forms heretofore agreed to by the parties.
          6.8. Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration.
          6.9. Employee Matters.
          (a) Prior to the Effective Time, the Company shall, if requested to do so by Parent with not less than five Business Days’ written notice, terminate its defined contribution 401(k) plans. Parent shall provide, or cause the Surviving Entity to provide, that the Employees are eligible to participate in a defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept “eligible rollover distributions” for Employees from a terminated Company defined contribution 401(k) plan.
          (b) As soon as reasonably practicable after the Effective Time, Parent shall provide the employees of the Company and its Subsidiaries who remain employed after the Effective Time (“Continuing Employees”) with substantially similar types and levels of benefits as those provided to similarly situated employees of Parent. With regard to any Company Plans for which service with Parent or any affiliate of Parent is relevant for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates, Parent shall treat and cause its corresponding benefit and equity compensation plans to treat the service of the Continuing Employees with the Company or any Subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates. Following the date of this Agreement, the Company shall deliver to Parent a true and correct schedule setting forth such service for each employee of the Company. Parent shall ensure that (i) no Continuing Employee, nor any eligible dependents of a Continuing Employee who, at the Effective Time, are participating in the Company group health plans, shall be excluded from Parent’s group health plans, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation and (ii) Continuing Employees are given credit for amounts paid under a Company Plan during the plan year that includes the Effective Time for purposes of applying deductibles, co-payments, and out-of-pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of a similar benefit plan maintained by Parent for the plan year in which the Effective Time occurs; provided, however, that notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit under clause (i) or (ii) above that is not permitted under the terms of Parent’s corresponding benefit plans.

          (c) Parent or the Surviving Entity shall assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to Continuing Employees.
          (d) Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Company Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Entity or any of their Affiliates to (i) maintain any particular Company Plan or (ii) retain the employment of any particular employee.
          6.10. Company Stock Options. At the Effective Time, each Lower Priced Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), together with each of the Company Stock Plans under which such Lower Priced Options are outstanding, shall be assumed by Parent subject to and in accordance with the following provisions:
          (a) Each such Lower Priced Option so assumed by Parent under this Agreement (an “Assumed Option”) shall continue to have, and be subject to, the same terms and conditions (including the terms and conditions set forth in the Company Stock Plan under which it was granted and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such Assumed Option shall be exercisable for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of Parent Ordinary Shares, and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent (or, if greater, the nominal value of Parent Ordinary Shares). It is the intention of the parties that the Company Stock Options assumed by Parent hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent those Assumed Options qualified as incentive stock options prior to the Effective Time.
          (b) None of the Higher Priced Options outstanding immediately prior to the Effective Time shall be assumed by Parent. Accordingly, the Company shall take all requisite or appropriate action, including appropriate action by the Board of Directors or Compensation Committee of the Board, to assure that each such Higher Priced Option, whether or not then vested or exercisable, shall terminate or expire at the Effective Time without any required consent or approval of the holder of the terminated or expired Company Stock Option and without any cash or other consideration payable to the holder of the Company Stock Option in connection with the termination or expiration of that Company Stock Option (subject to any right of the holder of such Company Stock Option to exercise such Company Stock Option prior to the Effective Time), and the holder shall as of the Effective Time cease to have any further right to acquire any shares of Company Common Stock (and shall not obtain any right to acquire any Parent Ordinary Shares) under such terminated or expired Company Stock Option.
          (c) For purposes of this Agreement, (i) “Exchange Ratio” shall be equal to the quotient obtained by dividing the Per Share Merger Consideration by the Parent Fair Market Value, and (ii) “Parent Fair Market Value” means the average of the volume weighted average selling price per share of Parent Ordinary Shares as quoted on the London Stock Exchange on the five consecutive trading days ending on the last trading day preceding the Closing Date (as converted to U.S. Dollars at the currency exchange rate as quoted in the New York edition of The Wall Street Journal on the Effective Time).
          (d) For so long as Parent Ordinary Shares are listed for trading on the London Stock Exchange or any other listing exchange, Parent shall cause all Parent Ordinary Shares issued with respect to each Company Stock Option so assumed to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange or such other listing exchange prior to or upon issuance of any such Parent Ordinary Shares.
          (e) No consent or approval of the holders of the Lower-Priced Options is required in connection with Parent’s assumption of those options in accordance with Sections 2.3(a) and 6.10. The Company Stock Plans and the agreement or agreements evidencing each outstanding Company Stock Option permit each of the actions contemplated by this Section 6.10.
          (f) In the case of Lower Price Options granted under (i) the Interwoven Inc. 1999 Equity Incentive Plan, Inland Revenue Approved Rules for UK Employees, and (ii) the UK Subplan under the iManage, Inc. 1997 Stock Option Plan, Parent shall offer the grant of new stock options in consideration of the surrender of some or all of such Lower Priced Options on terms agreed with Her Majesty’s Revenue & Customs (an “Approved Rollover Offer ”) (unless such terms agreed with Her Majesty’s Revenue & Customs require the use of an exchange ratio materially more generous than the Exchange Ratio provided in Section 6.10(c) hereof), provided, that if and to the extent that either no Approved Rollover Offer is made, or an Approved Rollover Offer is made but is not accepted by all or any of the holders of the relevant Lower Priced Options, the provisions of sub-paragraphs (a) — (e) above shall apply to such Lower Priced Options.
          6.11. Company RSUs. At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time, whether or not vested, shall be assumed by Parent in accordance with the following provisions:
          (a) Each such Company RSU so assumed by Parent under this Agreement (an “Assumed RSU”) shall continue to have, and be subject to, the same terms and conditions (including the terms and conditions set forth in the Company Stock

Plan under which it was granted and the applicable restricted stock unit agreement) as are in effect immediately prior to the Effective Time, except that each Assumed RSU that vests shall be settled for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon settlement of such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of Parent Ordinary Shares.
          (b) For so long as Parent Ordinary Shares are listed for trading on the London Stock Exchange or any other listing exchange, Parent shall cause all Parent Ordinary Shares issued with respect to each Company RSU so assumed to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange or such other listing exchange prior to or upon issuance of any such Parent Ordinary Shares.
          (c) No consent or approval of the holders of the Company RSUs is required in connection with Parent’s assumption of the Assumed RSUs in accordance with this Section 6.11. The Company Stock Plans and the agreement or agreements evidencing each outstanding Company RSU permit each of the actions contemplated by this Section 6.11.
          6.12. Cooperation. Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.
          6.13. Operations of Merger Sub. Prior to the Closing, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any other business activities other than in connection with the transactions contemplated hereby and the obtaining of financing for the consideration payable pursuant to Section 2.1(a).
          6.14. Financing Agreements.
          (a) Without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in situations where the matter for which consent is sought would not reasonably be expected to preclude or materially impede the consummation of the transactions contemplated by this Agreement, Parent shall not terminate the Placing Agreement or amend or modify any term of the Placing Agreement or agree to or permit any termination of the Placing Agreement or any amendment or modification to any term of the Placing Agreement, waive any provision or remedy under the Placing Agreement, or fail to enforce any of its rights or remedies under the Placing Agreement. Without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in situations where the matter for which consent is sought would not reasonably be expected to preclude or materially impede the consummation of the transactions contemplated by this Agreement, Parent shall not terminate the Loan Agreement or amend or modify any term of the Loan Agreement or agree to or permit any termination of the Loan Agreement or any amendment or modification to any term of the Loan Agreement, waive any provision or remedy under the Loan Agreement, or fail to enforce any of its rights or remedies under the Loan Agreement if any such action or failure to take action would preclude or materially impede the consummation of the transactions contemplated by this Agreement. Parent shall keep the Company informed in all material respects on a timely basis of any material modification or material amendment to either of the Financing Agreements. Parent shall notify the Company promptly (and in any event within two Business Days) of Parent having Knowledge of (i) any inaccuracy in any representation or warranty in the Financing Agreements of Parent or any other party to the Financing Agreements, (ii) any breach of any covenant or agreement in either of the Financing Agreements by Parent or any other party to either of the Financing Agreements, (iii) the expiration, termination, modification or amendment of the Financing Agreements, (iv) the existence of any fact, event or circumstance that, individually or in the aggregate with all other facts, events or circumstances, has had or would reasonably be expected to have an adverse effect on Parent’s ability to obtain the financing contemplated by the Financing Agreements, and (v) any proposal by any party to a Financing Agreement to terminate, modify or amend such Financing Agreement in any material respect. Parent shall use its reasonable best efforts to (i) satisfy all conditions set forth in the Financing Agreements, (ii) consummate the financings contemplated by the Financing Agreements, including by complying with all reasonable requests or requirements of the other parties to the Financing Agreements, (iii) perform all of its obligations under the Financing Agreements, (iv) take any and all other actions necessary or appropriate to consummate the transactions contemplated by the Financing Agreements, and (v) not commit any breach of or otherwise cause or permit any default under the Financing Agreements.
          (b) If any portion of the financing contemplated by the Financing Agreements becomes unavailable on the terms and conditions contemplated in the Financing Agreements as in effect on the date hereof, or if any of the Financing Agreements shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger (“Alternate Financing”). Parent shall use its commercially reasonable efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing, including (i) using commercially reasonable efforts to (x) enter into definitive agreements with respect thereto; and (z) consummate the Alternate Financing at or prior to the Closing and (ii) seeking to enforce its rights under such agreements. In the event Alternate Financing is obtained and Parent enters into definitive agreements with respect thereto, references in this Agreement to the Financing Agreements shall be deemed to include such definitive agreements, as applicable.
          (c) Parent and Merger Sub agree and acknowledge that, notwithstanding anything in this Agreement or the Financing Agreements to the contrary,

(a) the respective obligations of Parent and Merger Sub to effect the Merger will not be subject to the consummation of any of the transactions contemplated by either of the Financing Agreements or to Parent obtaining any of the financing contemplated thereby, (b) neither Parent nor Merger Sub shall have any right to terminate this Agreement on account of the termination of either of the Financing Agreements or the failure of Parent to obtain any of the financing contemplated thereby or any other financing necessary to enable Parent to pay the consideration payable pursuant to Section 2.1(a), and (c) for the avoidance of doubt, the respective obligations of Parent and Merger Sub to effect the Merger shall not be affected or excused by the performance by Parent of its obligations under Section 6.14(a) and (b), or by any failure of Parent to obtain the financing contemplated by either of the Financing Agreements or by the Alternate Financing.
ARTICLE VII
Conditions Precedent
          7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
          (b) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.
          (c) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have terminated or shall have expired.
          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger, where the violation of such Restraint that would occur if the Merger were consummated would reasonably be expected to have a Material Adverse Effect on the Company or on Parent.
          7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.4(a) shall be true and correct in all respects; (ii) the representations and warranties of the Company set forth herein that are qualified by Material Adverse Effect shall be true and correct in all respects; and (iii) all other representations and warranties of the Company set forth herein (other than the representations and warranties of the Company set forth in Section 3.3) shall be true and correct, in the case of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (in the case of clause (iii)) where the failure of the representations and warranties to be true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The representations and warranties of the Company set forth in clauses (a), (b) and (d) of Section 3.3 shall be true and correct in all material respects in the aggregate as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the foregoing two sentences.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (c) No Material Adverse Effect. There shall not have been any fact, event or circumstance occurring after the date of this Agreement that, individually or in the aggregate, has caused or would reasonably be expected to have, a Material Adverse Effect on the Company.
          (d) Maintenance of Cash Position. If the Closing occurs before April 22, 2009, Parent shall have received (i) evidence, in form and substance reasonably satisfactory to it that the Company and its Subsidiaries collectively hold at least the amount set forth below in cash, marketable securities and other Eligible Investments (“Closing Cash “), and (ii) a certificate signed on behalf of the Company by the Chief Financial Officer of the Company as to the matters referenced in (i). For purposes of the preceding sentence, the following shall apply: (x) if the Closing occurs before March 20, 2009, the amount of Closing Cash shall equal at least $174,198,525; (y) if the Closing occurs on or after March 20, 2009 and before April 1, 2009, the amount of Closing Cash shall equal at least $179,198,525; and (z) if the Closing occurs on or after April 1, 2009 and before April 22, 2009, Closing Cash shall equal at least $185,198,525.
          (e) Other Deliveries. The Company shall have delivered or caused to be delivered to Parent:

               (i) a true and correct copy of the Certificate of Merger, duly executed by the Company; and
               (ii) a certificate of the Secretary of the Company certifying as of the Closing Date (A) a true and correct copy of the organizational documents of the Company, including the Company’s Certificate of Incorporation certified as of a recent date by the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), (B) a certificate of the Delaware Secretary of State certifying the good standing of the Company in Delaware as of a recent date, (C) a true and correct copy of the resolutions constituting the Company Board Approval and the Company Stockholder Approval and (D) as to incumbency matters.
          7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) both when made and as of the Closing Date, as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct individually or in the aggregate (i) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and (ii) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
          7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.3.

ARTICLE VIII
Termination, Amendment and Waiver
          8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company:
     (i) if the Merger shall not have been consummated on or before June 22, 2009 (the “Termination Date”); provided, however, that if on June 22, 2009 the condition to Closing set forth in Section 7.1(c) or 7.1(d) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on June 22, 2009), then the Termination Date shall be extended to September 22, 2009 if Parent notifies the Company, or the Company notifies Parent, in writing on or prior to June 22, 2009 of its election to extend the Termination Date to September 22, 2009; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;
     (ii) if any Restraint that would cause the condition set forth in Section 7.1(d) not to be satisfied shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the imposition of such Restraint was attributable to the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement.
     (iii) if this Agreement has been submitted to the stockholders of the Company for adoption at the Company Stockholder Meeting (including any adjournment or postponement thereof) and the Company Stockholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any Party if the failure to obtain the Company Stockholder Approval is caused by the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement; or
     (iv) if the Merger has been submitted to the shareholders of Parent for approval at the Parent General Meeting (including any adjournment or postponement thereof) and the Parent Shareholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof);

provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any Party if the failure to obtain the Parent Shareholder Approval is caused by the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement.
          (c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 20 calendar days following receipt of written notice from Parent of such breach or failure to perform (a “Company Material Breach”) (provided, that there is not then pending any Parent Material Breach);
          (d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (ii) is incapable of being cured, or is not cured, by Parent within 20 calendar days following receipt of written notice from the Company of such breach or failure to perform (a “Parent Material Breach”) (provided, that there is not then pending any Company Material Breach);
          (e) by Parent, if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger within five Business Days after a written request by Parent that it do so, (iii) the Company Board adopts a resolution approving, endorsing or recommending an Acquisition Transaction, (iv) the Company enters into a definitive agreement providing for the consummation of a transaction that constitutes an Acquisition Transaction (an “Alternative Acquisition Agreement”), (v) a tender offer or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Transaction (other than by Parent) is commenced prior to obtaining the Company Shareholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten Business Days after commencement of such tender offer or exchange offer (provided that any right to terminate pursuant to this clause (v) must be exercised, if at all, by Parent within 10 days of the expiration of such ten Business Day period), or (vi) the Company Board publicly announces its intention to do any of the foregoing;
          (f) by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Superior Proposal did not result, directly or indirectly, from a willful breach of Section 5.2(a), (ii) the Company Board authorizes the Company, subject to complying with the terms of Section 5.2, to enter into an Alternative Acquisition Agreement with respect to a Company Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an Alternative Acquisition Agreement, attaching the most current version of such agreement (including all exhibits and other attachments thereto) to such notice, (iii) Parent does not make, within 72 hours of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Company Superior Proposal, (which period may be concurrent with the 72-hour period set forth in Section 5.2(b)), a binding, unconditional offer (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject only to acceptance by the Company by countersignature on behalf of the Company, that the Company Board determines in good faith after consultation with its financial advisors, is (A) at least as favorable, from a financial point of view, to the stockholders of the Company as the Company Superior Proposal and (B) reasonably likely to be completed, and (iv) the Company concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.2. The Company agrees that it will not enter into an Alternative Acquisition Agreement referred to in clause (i) above until after it has provided the 72-hour notice to Parent required above, and during such 72-hour period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Company Superior Proposal, if any;
          (g) by Parent, if any director or officer of the Company shall have willfully and materially breached Section 5.2(a);
          (h) by the Company if (i) there shall have occurred (A) the failure of the Board of Directors of Parent to recommend that Parent’s shareholders vote to approve this Agreement and the Merger, or any Change of Parent Recommendation by Parent; or (B) the failure of Parent to include in the UK Class 1 Circular the Parent Board Recommendation, (ii) the Parent Board or any committee thereof shall have failed to publicly confirm its recommendation that Parent’s shareholders vote to approve the Merger within five Business Days after a written request by the Company that it do so, or (iii) the Parent Board publicly announces its intention to do any of the foregoing.
          (i) by the Company if Parent or Merger Sub fails to obtain proceeds pursuant to the Financing Agreements (or any alternative financing permitted by Section 6.14) sufficient to consummate the transactions contemplated by this Agreement, or fails to close the transactions contemplated herein (whether or not as a result of a breach of Section 6.14), by the earlier of (a) the date 15 Business Days after satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and (b) the day preceding the Termination Date.
          8.2. Termination Fee.
          (a) In the event that:
     (i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iii) and (A) after the date of this Agreement a bona fide Company Takeover Proposal shall have been made or communicated to the

Company or shall have been made directly to the stockholders of the Company generally, or any person shall have announced an intention to make or communicate a Company Takeover Proposal, in each case which, on the date of the Company Stockholder Meeting, has not been withdrawn, and (B) within twelve months after such termination the Company shall have entered into an Alternative Acquisition Agreement which is subsequently consummated, or shall have consummated, within such twelve-month period, an Acquisition Transaction (provided, that for purposes of Section 8.2(a)(i), all references to “15%” in the definition of Acquisition Transaction and Company Takeover Proposal shall be deemed to refer to “50%”); or
     (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e) or Section 8.1(g); or
     (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall (1) in the case of a Termination Fee payable pursuant to clause (i) of this Section 8.2(a), upon the date of such consummation of the Acquisition Transaction, (2) in the case of a Termination Fee payable pursuant to clause (ii) of this Section 8.2(a), within two Business Days after the date of such termination, and (3) in the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.2(a), concurrently with such termination, pay Parent a fee equal to $25,000,000 (the “Termination Fee”) by wire transfer of same-day funds, provided, that the amount of the Termination Fee payable pursuant to Section 8.2(a) shall be reduced by any amount that the Company has paid, or is required to pay, pursuant to Section 8.2(b).
          (b) In the event this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii), then the Company shall pay Parent a fee equal to $7,000,000 by wire transfer of same-day funds. Such fee shall be payable within two Business Days after the date of termination by Parent, or shall be payable concurrently with such termination in the case of a termination by the Company.
          (c) In the event that the Company terminates this Agreement pursuant to Section 8.1(h) or Section 8.1(i), or in the event that either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iv), then Parent shall pay to the Company a fee equal to $25,000,000 (the “Parent Termination Fee”) by wire transfer of same-day funds. Such fee shall be payable within two Business Days after the date of termination by the Company, or shall be payable concurrently with such termination in the case of a termination by Parent.
          (d) Notwithstanding anything in this Agreement to the contrary, in the event that the Parent Termination Fee (inclusive of the amounts in paragraph (f) below) exceeds the maximum amount that may be paid without violating the Laws of England and Wales, the rules of the FSA/UKLA or the London Stock Exchange plc, then the amount of the Parent Termination Fee shall be reduced to be equal to the maximum amount that may be paid without violating the Laws of England and Wales, the rules of the FSA/UKLA or the London Stock Exchange plc (in each case, such maximum being that which may be paid without shareholder approval).
          (e) The Company acknowledges and agrees that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to Section 8.2(a) or (b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
          (f) Parent acknowledges and agrees that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails promptly to pay the amount due pursuant to Section 8.2(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee and expenses from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
          (g) Each of the parties hereto further acknowledges that neither the payment of the Termination Fee or the fee described in Section 8.2(b) by the Company nor the payment of the Parent Termination Fee by Parent is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fees are payable and which do not involve fraud for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
          8.3. Effect of Termination.
          (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the last sentence of Section 6.3(a), Sections 6.6 and 8.2, this Section 8.3 and Article IX, which provisions shall survive such termination; provided that, subject to Section 8.3(b), nothing herein shall relieve any party from any liability for any willful breach hereof.
          (b) In the event (i) the Company pays the Termination Fee to Parent pursuant to Section 8.2(a) (and/or, if applicable, the fee payable to Parent pursuant to Section 8.2(b)), the Company (and its stockholders, controlling persons, managers, employees, representatives, members, directors, officers, Affiliates, assignees and agents) shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent or its Affiliates (provided, that nothing in this Agreement shall relieve such party from liability arising out of fraud); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; and (ii) Parent pays the Parent Termination Fee to the Company pursuant to Section 8.2(c), Parent (and its stockholders, controlling persons, managers, employees, representatives, members, directors, officers, Affiliates, assignees and agents) shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to the Company or its Affiliates (provided, that nothing in this Agreement shall relieve such party from liability arising out of fraud); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
          8.4. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained; provided, further, that after the Parent Shareholder Approval is obtained, there shall be made no amendment that by Law requires further approval by the shareholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          8.5. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the provisos to the first sentence of Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          8.6. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.1 or an amendment of this Agreement pursuant to Section 8.4 shall, in order to be effective, require, in the case of the Company, action by the Company Board, or, with respect to any amendment of this Agreement pursuant to

Section 8.4, the Company Board or the duly authorized committee or other designee of the Company Board to the extent permitted by Law.
ARTICLE IX
General Provisions
          9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.
          9.2. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (that is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Parent or Merger Sub, to:
Autonomy Corporation plc
Cambridge Business Park
Cowley Rd
Cambridge, CB4 0WS
United Kingdom
Facsimile: +44 (0) 1223 448041
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
One Market Street, Spear Tower
San Francisco, California 94105
Facsimile: (415) 442-1001
Attention: William A. Myers, Esq.
if to the Company, to:
Interwoven, Inc.
160 East Tasman Drive
San Jose, CA 95134, USA
Facsimile: (408) 433-9424

Attention: Senior Vice President of Finance and Chief Financial Officer
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
555 California St.
San Francisco, CA 94104
Facsimile: (650) 938-5200 and (415) 281-1350
Attention: Matthew Quilter, Esq. and David Michaels, Esq.
          9.3. Definitions. For purposes of this Agreement:
          (a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;
          (b) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, United States or London, United Kingdom.
          (c) “Company Stock Plans ” means the stock plans of the Company described in Section 3.3(b)(i) — (xii) of this Agreement.
          (d) “Eligible Investments” means any or all of the following: (A) direct obligations of, or obligations the timely payment of principal and interest on which are unconditionally guaranteed by, the United States of America; (B) money market funds rated in the highest applicable category by Standard & Poor’s Ratings Group and Moody’s Investors Service; and (C) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State, or any domestic branch of a foreign bank and subject to supervision and examination by federal or state banking or depository institution authorities.
          (e) “Knowledge” of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the employees of the Company and its Subsidiaries listed in Section 9.3(e) of the Company Disclosure Letter and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.3(e) of the Parent Disclosure Letter;
          (f) “Made Available” means that the subject documents were:
     (i) located in the electronic on-line data room organized by the Company in connection with the diligence investigation conducted by Parent;

     (ii) otherwise delivered by the Company or its Representatives to Parent or its Representatives; or
     (iii) publicly available on the SEC’s EDGAR database;
          (g) “person” means an individual, corporation (including not-for-profit), partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, Governmental Authority or other entity of any kind or nature;
          (h) “Permitted Liens” means (i) any liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (iv) in the case of Real Property, easements, rights-of-way, restrictions or other similar encumbrances incurred in the ordinary course of business that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted;
          (i) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
          (j) “UK Class 1 Circular” means the document which comprises a circular prepared in compliance with the Listing Rules of the UK Listing Authority (“UKLA”) under chapters 10 and 13 of the UKLA’s Listing Rules.
          9.4. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to therein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.5, are not intended to confer upon any person other than the parties any rights, benefits or remedies. Without limiting the generality of the foregoing, (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV.
          9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that (a) Merger Sub, Parent and any assignee of either party may assign and/or charge all or any of its rights under this Agreement by way of security to any bank, financial institution or other person lending money or making other banking facilities available to Parent and/or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and without limitation any such person may assign such rights on the enforcement of security under such financing arrangements, and (b) Merger Sub may assign, in its sole discretion any or all of its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment (in the case of either (a) or (b) above) shall relieve Merger Sub or Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          9.9. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of either the Court of Chancery of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware.
          9.10. WAIVER OF JURY TRIAL. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.10.
          9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          9.12. Obligations of Parent. Parent shall ensure that Merger Sub and the Surviving Entity duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Entity under this Agreement, including Section 2.1(a) hereof, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Entity for the performance of the covenants and obligations of Merger Sub and the Surviving Entity under this Agreement, including Section 2.1(a) hereof.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AUTONOMY CORPORATION PLC

By:	/s/ Andrew M. Kanter

Name: Andrew M. Kanter
Title: Chief Operating Officer

MILAN ACQUISITION CORP.

By:	/s/ Andrew M. Kanter

Name: Andrew M. Kanter
Title: Director and Secretary

INTERWOVEN, INC.

By:	/s/ Joseph L. Cowan

Name: Joseph L. Cowan
Title: Chief Executive Officer

ANNEX A
DEFINED TERMS

1996 Stock Plan	3.3(b)(ii)
1997 Stock Plan	3.3(b)(iii)
1999 Stock Plan	3.3(b)(vi)
2000 Stock Plan	3.3(b)(vii)
2003 Stock Plan	3.3(b)(ix)
2006 Stock Plan	3.3(b	)(x)
2008 Stock Plan	3.3(b)(xii)
A Stock Plan	3.3(b	)(v)
Acquisition Transaction		5.2(a)
Action		3.9
Adverse Recommendation Notice		5.2(b)
Affiliate		9.3(a)
Agreement	Preamble
Alternate Financing		6.14(b)
Alternative Acquisition Agreement		8.1(e)
Approved Rollover Offer		6.10(f)
Assumed Option		6.10(a)
Assumed RSU		6.10(a)
Business Day		9.3(b)
Certificate		2.1(a)
Certificate of Merger		1.3
Change of Parent Recommendation		6.2(c)
Closing		1.2
Closing Cash		7.2(d)
Closing Date		1.2
COBRA		3.13(i)
Code		2.32.3(a)
Company	Preamble
Company Adverse Recommendation Change		5.2(b)
Company By-laws		3.1
Company Certificate		3.1
Company Common Stock		2.1(a)
Company Disclosure Letter	Article III
Company Equity Awards		3.3(b)
Company Insiders		6.1(c)
Company Intellectual Property		3.15(d)
Company Material Breach		8.1(c)
Company Plans		3.13(a)
Company Preferred Stock		3.3(a)
Company Registered Intellectual Property		3.15(b)

Company RSUs	3.3(b)
Company SEC Documents	3.6(a)
Company Stock Options	3.3(b)
Company Stock Plans	9.3(c)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	6.1(b)
Company Superior Proposal	5.2(a)
Company Takeover Proposal	5.2(a)
Confidentiality Agreement	6.3(a)
Continuing Employees	6.9(b)
Contract	3.4(b)
Debt Obligations	3.10(a)(viii)
Delaware Secretary of State	7.2(e)(ii)
DGCL	1.1
Dissenting Shares	2.1(d)(i)
DM Stock Plan	3.3(b)(xi)
DOJ	6.4(b)
Domain Names	3.15(a)
Effective Time	1.3
Eligible Investments	9.3(d)
Employees	3.13(a)
Environmental Laws	3.17
Environmental Liabilities	3.17
ERISA	3.13(a)
ESPP	3.3(b)(xiii)
ESPP Purchase Date	2.3(d)
Exchange Act	3.3(f)
Exchange Fund	2.2(a)
Exchange Ratio	6.10(c)
Excluded Share	2.1(a)
Excluded Shares	2.1(a)
Financing Agreements	Recitals
Foreign Plans	3.13(i)(m)
FSA	6.2(a)(i)
FTC	6.4(b)
GAAP	3.6(a)
Governmental Authority	3.5
Hazardous Materials	3.17
Higher Priced Option	2.3(a)
HSR Act	3.5
iM 2000 Stock Plan	3.3(b)(iv)
Immigration Act	3.25
Indemnified Parties	6.5(a)
Intellectual Property	3.15(a)
Intellectual Property Rights	3.15(a)

Irrevocable Undertakings	Recitals
IRS	3.14(c)
Knowledge	9.3(e)
Laws	3.11(a)
Lease	3.16(b)
Leased Real Property	3.16(b)
Liens	3.2
Loan Agreement	Recitals
Lower Priced Option	2.3(a)
M 2001 Stock Plan	3.3(b)(viii)
M Stock Plan	3.3(b)(i)
Made Available	9.3(f)
Material Adverse Effect	3.4(c)
Material Contracts	3.10(b)
Maximum Premium	6.5(b)
Merger	1.1
Merger Sub	Preamble
Necessary Consents	3.5
Negative Regulatory Action	6.4(a)
Open Source Materials	3.15(l)
Order	3.9
Parent	Preamble
Parent Board Approval	4.3(a)
Parent Board Recommendation	4.3(a)
Parent Disclosure Letter	Article IV
Parent Fair Market Value	6.10(c)
Parent General Meeting	4.3(a)
Parent Material Breach	8.1(d)
Parent Shareholder Approval	4.3(a)
Parent Termination Fee	8.2(a)(c)
Patents	3.15(a)
Paying Agent	2.2(a)
Per Share Merger Consideration	2.1(a)
Permits	3.11(a)
Permitted Liens	9.3(h)
person	9.3(g)
Placing Agreement	Recitals
Policies	3.21(a)
Proprietary Information	3.15(a)
Proxy Statement	3.7
Release	3.17
Reporting Tail Endorsement	6.5(b)
Representatives	5.2(a)
Restraints	7.1(d)
Sarbanes-Oxley	3.11(c)

Section 409A Plans	3.13(i)(o)
Securities Act	3.6(a)
Share	2.1(a)
Shares	2.1(a)
Software	3.15(a)
Subsidiary	9.3(i)
Supplement	6.2(d)
Surviving Entity	1.1
Takeover Laws	3.4(a)
tax returns	3.14(n)(r)
taxes	3.14(n)(r)
Termination Date	8.1(b)(i)
Termination Fee	8.2(a)
UK Class 1 Circular	9.3(j)
UKLA	9.3(i)
URLs	3.15(a)
Voting Agreement	Recitals
Work Product Agreements	3.15(i)

Exhibit A
CERTIFICATE OF MERGER
of
MILAN ACQUISITION CORP.
with and into
INTERWOVEN, INC.
Pursuant to Section 251(c) of the
General Corporation Law of the State of Delaware
     Interwoven, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Milan Acquisition Corp., a Delaware corporation (“Sub”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The Company and Sub are the constituent corporations of the Merger, and each is a corporation incorporated pursuant to the laws of the State of Delaware.

SECOND:	An Agreement and Plan of Merger dated January___, 2009 has been approved, adopted, certified, executed and acknowledged by the Company and by Sub in accordance with the provisions of Section 251 of the Delaware General Corporation Law.

THIRD:	The Surviving Corporation of the Merger shall be Interwoven, Inc.

FOURTH:	Upon the effectiveness of the Merger, the Fourth Amended and Restated Certificate of Incorporation of the Company is to be amended and restated in its entirety as set forth in Exhibit A hereto and shall be the Certificate of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisions of the Delaware General Corporation Law.

FIFTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 160 E. Tasman Drive, San Jose, CA 95134.

SIXTH:	A copy of the executed Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

[SEVENTH]:	[The Merger will become effective at 11:59 p.m., Eastern Time on the date of filing this Certificate of Merger with the Secretary of State of the State of Delaware.]

     IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by its duly authorized officer as of                                               , 2009.

INTERWOVEN, INC.
By:
Name:
Title:

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERWOVEN, INC.
ARTICLE I
     The name of the corporation is Interwoven, Inc.
ARTICLE II
     The registered office of the corporation is to be located at 3500 South Dupont Highway, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is Incorporating Services, Ltd.
ARTICLE III
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
ARTICLE IV
     The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.
ARTICLE V
     Unless and except to the extent that the Bylaws of the corporation shall so require, the directors of the corporation need not be elected by written ballot.
ARTICLE VI
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE VII
     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.
     Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE VIII
     Except as provided herein, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this ARTICLE VIII.

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